UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 10, 2006

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2006, the Board of Directors of Bristol-Myers Squibb Company (“the Company”) approved the compensation to be paid to each independent director of the Company during 2006, which remains the same as the compensation paid to each independent director during 2005. A summary of the 2006 Board compensation is set forth below.

Each independent director of the Company will receive an annual retainer of $45,000. The Company requires the 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock (“BMS Stock”), until certain ownership guidelines are attained. Independent directors receive an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Committee Development Committee and the Committee on Directors and Corporate Governance will receive an annual fee of $10,000.

An independent director may elect to defer payment of all or part of the compensation received as a director under the Company’s Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 6-month United States Treasury bill equivalent fund, a fund based on the return of the Company’s invested cash or a fund based on the return on BMS Stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

All independent directors will receive an annual reward of 2,000 deferred common share units, the value of which his determined by the value of BMS Stock.

Under the Company’s 2000 Non-Employee Directors’ Stock Option Plan, each independent director will receive on the date of the 2006 Annual Meeting, an option to purchase 2,500 shares of BMS Stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting. The price of the option will be the fair market price of BMS Stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date.

The Directors’ Charitable Contribution Program is part of the Company’s overall program of charitable contributions in which all current directors participate. The Program is partially funded by life insurance policies purchased by the Company on individual members and retired members of the Board of Directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director, the Company donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. Individual directors derive no financial benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrue solely to the Company.

The Company’s Retirement Plan for Non-Employee Directors was terminated as of March 15, 1996. Benefits existing under the Plan were vested as of that time for all directors who had served on the Board as of that date.

Attached as Exhibit 10w is the Summary of Terms of the Board of Directors’ 2006 Compensation Program provided to each independent director.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 10, 2006, Louis V. Gerstner, Jr. notified the Company that he will not stand for re-election to the Board of Directors at the 2006 Annual Meeting of Stockholders, which is expected to be held in May, 2006.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

10w	Summary of Terms of the Board of Directors’ 2006 Compensation Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Date: January 13, 2006

	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description
10w	Summary of Terms of the Board of Directors’ 2006 Compensation Program